Cranmore, FitzGerald & Meaney
Attorneys at Law
49 Wethersfield Avenue
Hartford, Connecticut  06114-1102
_____
                                     (860) 522-9100                                                                                                                        Fax No.
(860) 522-3379

April 21, 2016

The Board of Directors
Delaware Bancshares, Inc.
131-133 Delaware Street
Walton, New York  13856

RE:           Norwood Financial/Delaware Bancshares Merger

Dear Board Members:

We have acted as special counsel to Delaware Bancshares, Inc., a New York corporation (“DBI”) and The National Bank of Delaware County (“NBDC”), in connection with the planned merger (the “Merger”) of DBI with and into Norwood Financial Corp., a Pennsylvania corporation (“Norwood”) pursuant to the Agreement and Plan of Merger (the “Agreement”) by and among Norwood, Wayne Bank (the “Bank”), DBI, and NBDC, dated as of March 10, 2016, as described in the proxy statement and other proxy solicitation materials of DBI, and the prospectus of Norwood constituting a part thereof (the “Proxy Statement-Prospectus”), which is part of the registration statement on Form S-4 to be filed by Norwood on or about the date hereof (the “Registration Statement”) in connection with the Merger.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, and of such corporate records of DBI and NBDC as we have deemed appropriate.  We have also relied, without independent verification, upon certain representations made by Norwood and DBI.  We have assumed that such representations are true, complete and correct and will remain true, complete and correct at all times and that Norwood, the Bank, DBI and NBDC will act in accordance with the descriptions set forth in the Registration Statement.  In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other factual information, written or oral, set forth herein, made or furnished in connection with the Agreement or the transactions contemplated thereby or in any

The Board of Directors
Delaware Bancshares, Inc.
April 21, 2016

of the other documents referred to therein. The opinions expressed herein are limited to the federal income tax laws and regulations applicable to the Merger, and we do not opine on any other federal law or the laws of any other applicable jurisdiction.  We have acted as special counsel solely in connection with the application of federal income tax laws and regulations laws applicable to the Merger and the Agreement and, consequently, there may exist matters of a legal nature concerning DBI and NBDC in connection with which we have not been consulted and have not represented DBI and NBDC.  Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or inferred beyond the matters stated.

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) a draft of the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission (the “Registration Statement”) including the Joint Proxy Statement/Prospectus; (3) factual representations and certifications made to us by Norwood, the Bank, DBI and NBDC (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of Norwood, the Bank, DBI and NBDC or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.  In addition, we have reviewed the form of opinion of counsel received by Norwood and the Bank from Jones Walker, LLP with respect to the tax consequences of the proposed transaction (the “Jones Walker Opinion”).

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.           All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine.  We have also assumed that there has been (or will be by the Effective Time, as defined in the Agreement, of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.           All representations, warranties, and statements made or agreed to by Norwood, the Bank, DBI and NBDC and by their management, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

The Board of Directors
Delaware Bancshares, Inc.
April 21, 2016

3.           The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

4.           The Jones Walker Opinion has been concurrently delivered and not withdrawn.

Opinion – U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that:  (i) the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Norwood and DBI will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.           This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof.  An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts.  There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.  Neither Norwood nor DBI has requested a ruling from the IRS (and we assume that no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.

2.           This letter addresses only the specific tax opinions set forth above.  This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3.           Our opinions set forth herein are based upon the description of the contemplated transactions as set forth in the Agreement and the Registration Statement.  If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinions may become inapplicable.  No opinion is expressed as to any transaction other than

The Board of Directors
Delaware Bancshares, Inc.
April 21, 2016

those set forth in the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement and the Registration Statement are not consummated in accordance with the terms of the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times.  In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is based on Current Law.  It is possible that Congress could enact new law, or that Department of the Treasury or the IRS or other authorities could issue interpretive rulings or regulations, after the date hereof which would be inconsistent with the opinion expressed herein.  It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein.  Any changes in law could have retroactive effect.

This opinion is given as of the date hereof, is expressly limited to the facts existing as of such date, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references therein to us.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cranmore, FitzGerald & Meaney

CRANMORE, FITZGERALD & MEANEY